EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 1996 Stock Option Plan for Officers and Key Employees, as amended, and the Amended and Restated 1996 Non-Officer Directors Stock Option Plan, as amended, of PacifiCare Health Systems, Inc. of our report dated January 30, 2003 with respect to the consolidated financial statements and schedule of PacifiCare Health Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Irvine, California
August 7, 2003